Exhibit 21.1
Targa Resources Partners LP Subsidiaries
Targa Resources Operating GP LLC

Targa Resources Operating LP

Targa North Texas GP LLC

Targa North Texas LP

Targa Intrastate Pipeline LLC

Targa Resources Texas GP LLC

Targa Texas Field Services LP

Targa Louisiana Field Services LLC

Targa Louisiana Intrastate LLC